EXHIBIT 10.52

RESORTS INTERNATIONAL HOTEL, INC.

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of June 17, 2004, by and between RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation (the “Company”), and AUDREY S. OSWELL (“Executive”).

R E C I T A L S:

WHEREAS, the Company and Executive have entered into an Employment Agreement, dated as of October 1, 2001 (the “Employment Agreement”); and

WHEREAS, Paragraph 10(c) of the Employment Agreement provides that the Employment Agreement may not be amended or modified except by a written agreement executed by the parties thereto; and

WHEREAS, the Company and Executive now desire to amend the Employment Agreement as provided herein;

NOW, THEREFORE, on the basis of the foregoing premises, and subject to the proper approval of the Company’s Board of Directors, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement unless the context clearly indicates to the contrary.

2. Amendment.

(a) Paragraph 1 of the Employment Agreement is hereby amended by deleting the first sentence of such paragraph and substituting therefor the following:

The Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of its President, Chief Executive Officer.

(b) Paragraph 2 of the Employment Agreement is hereby amended by deleting such paragraph in its entirety and substituting therefor the following:

2. TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the date first set forth above (the “Effective Date”). The term of this Agreement shall be for an initial period of three (3) years (the “Initial Term”) beginning on the Effective Date, subject to earlier termination pursuant to Paragraph 6 herein. On the third anniversary of the Effective Date, this Agreement shall be extended for an additional period of three (3) years (the “Second

Term”), subject to earlier termination pursuant to Paragraph 6 herein. Following the Second Term, this Agreement shall automatically renew subject to the same terms and conditions then in effect for additional one (1) year terms (each a “Renewal Term”) unless terminated by either party by providing the other party with a written termination notice at least ninety (90) days prior to any anniversary of the Effective Date. The Initial Term, the Second Term and each Renewal Term are hereinafter collectively referred to as the “Term.” Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound, to the extent applicable, by the terms and conditions set forth in Paragraphs 7 and 8.

(c) Subparagraph (a) of Paragraph 3 of the Employment Agreement is hereby amended by deleting such subparagraph in its entirety and substituting therefor the following:

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive, and Executive agrees to accept from the Company, commencing on the Effective Date, a base salary of Six Hundred Thousand Dollars ($600,000) per annum (“Base Salary”). Commencing with the Second Term, Executive’s Base Salary shall be increased to Seven Hundred Thousand Dollars ($700,000) per annum, retroactive to July 1, 2004 (with the unpaid portion of such retroactive increase, Twenty-Five Thousand Dollars ($25,000), to be paid by the Company in a lump sum as soon as administratively feasible after the commencement of the Second Term). On each anniversary of the Effective Date following the commencement of the Second Term, Executive’s Base Salary, as then in effect, shall be increased by an additional Fifty Thousand Dollars ($50,000) per annum. Except as provided above, the Base Salary shall be payable in such installments as the Company pays its similarly placed employees, subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. The Base Salary may be reviewed from time to time and adjusted at the Company’s sole discretion, provided that in no event shall the Base Salary be reduced during the Term of Executive’s employment.

(d) Subparagraph (b) of Paragraph 3 of the Employment Agreement is hereby amended by adding the following sentence at the end of such subparagraph:

Notwithstanding the foregoing, with respect to the Company’s fiscal year ending in 2004, and each fiscal year thereafter, Executive’s annual bonus shall not be less than One Hundred Thousand Dollars ($100,000), without regard to the achievement of any performance targets.

(e) Paragraph 4 of the Employment Agreement is hereby amended by adding the following subparagraphs (e), (f) and (g) thereto:

(e) Second Term Stock Options. Commencing with the Second Term, Executive shall be granted a Stock Option to purchase an additional 1.25% of the outstanding Class A Common Stock and Class B Common Stock. The per share exercise price for the Stock Option granted hereunder shall be the Fair Market Value (as such term is defined in the Omnibus Plan) of the Class A Common Stock and the

Class B Common Stock, as applicable, determined as of October 1, 2004. The Stock Option granted hereunder shall be subject to the terms and conditions set forth in the Stock Option Agreement, the Omnibus Plan and the Stockholders Agreement.

(f) Life Insurance. During the Term, the Company will maintain a term-life insurance policy on the life of Executive with a death benefit equal to five (5) times Executive’s Base Salary as in effect from time to time. Executive shall be entitled to name the death beneficiary of any proceeds that are payable under such policy upon Executive’s death.

(g) Option Land Project. At the time the “Option Land Project” begins, or at the time another project which substantially expands the Company begins, Executive will be granted an option to purchase additional shares of Class A Common Stock and Class B Common Stock (or shares of another entity formed in connection with the commencement of such project), and the Company further agrees to renegotiate the other features of Executive’s compensation package. The number of option shares to be granted Executive will be equal to the number of option shares on Class A Common Stock and Class B Common Stock previously granted to Executive at the time the Option Land Project, or such other project, begins; provided, however, that if options are to be granted with respect to stock of an entity other than Colony RIH Holdings, Inc. (“Colony”), the number of options granted shall be equivalent to Executive’s equity interest in Colony at the time the project begins (assuming all outstanding options under the Omnibus Plan were then exercised).

(f) Subparagraph (b) of Paragraph 6 of the Employment Agreement is hereby amended by substituting the following sentence for the first sentence of such subparagraph:

If Executive’s employment is terminated by the Company Without Cause prior to the end of the unexpired Term, then Executive shall be entitled to: (i) the Accrued Benefits, (ii) a lump sum severance payment equal to the greater of (A) eighteen (18) month’s Base Salary or (B) an amount equal to Executive’s Base Salary for the remainder of the unexpired Term, (iii) continuation of Executive’s coverage under the Company’s medical and dental plans until the end of the unexpired Term, but in no event for less than eighteen (18) months of additional coverage, and (iv) a prorated portion (based on Executive’s length of service during the year of termination) of the annual bonus Executive would have been entitled to receive under Paragraph 3(b) hereof if Executive had remained employed through the end of the fiscal year that includes Executive’s termination date.

(g) Subparagraph (d) of Paragraph 6 of the Employment Agreement is hereby amended by deleting such subparagraph in its entirety and substituting therefor the following:

(d) If Executive resigns from employment with the Company within three (3) months after a Change in Control or Executive’s employment is terminated by the Company Without Cause within six (6) months after a Change of Control, Executive shall be entitled to receive, in lieu of any payments or benefits described in subparagraphs (b) and (c) above: (i) the Accrued Benefits, (ii) a lump sum severance payment equal to the greater of (A) twenty-four (24) month’s Base Salary or (B) an amount equal to Executive’s Base Salary for the remainder of the unexpired Term, (iii) continuation of Executive’s coverage under the Company’s medical and dental plans until the end of the unexpired Term, but in no event for less than twenty-four (24) months of additional coverage, and (iv) a prorated portion (based on Executive’s length of service during the year of termination) of the annual bonus Executive would have been entitled to receive under Paragraph 3(b) hereof if Executive had remained employed through the end of the fiscal year that includes Executive’s termination date. The prorated bonus referred to in the preceding sentence shall be determined after the completion of the fiscal year in which Executive’s employment terminates and shall be paid (without interest) to Executive at the time bonuses are paid to the Company’s employees generally. For purposes of this Agreement, a “Change in Control” shall have the meaning ascribed to such term in the Stock Option Agreement.

(h) Subparagraph (a) of Paragraph 10 of the Employment Agreement is hereby amended by deleting such subparagraph in its entirety and substituting therefor the following:

(a) This Agreement shall be construed and governed by the laws of the State of New Jersey, without giving effect to conflicts of laws principles thereof which might refer to the laws of a different state or jurisdiction.

(i) Subparagraph (b) of Paragraph 10 of the Employment Agreement is hereby amended by deleting such subparagraph in its entirety and substituting therefor the following:

(b) Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in New Jersey according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the New Jersey constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

3. Effective Date and Incorporation. The operative provisions of this Amendment shall be effective as of October 1, 2004, and shall be deemed to be a part of the Employment Agreement as if originally provided therein. Except as provided herein, all other terms of the Employment Agreement shall continue without modification and remain in full force and effect.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

/s/ Audrey S. Oswell
Audrey S. Oswell, Executive

RESORTS INTERNATIONAL HOTEL, INC.

/s/ Nicholas L. Ribis
By:	Nicholas L. Ribis
Title:	Executive Vice President and Director

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